Exhibit 10.91

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (the “Agreement”) is effective as of April 10, 2019 by and between Ross Levinsohn (“Advisor”) and TheMaven, Inc., a Delaware corporation (“Company”).

WHEREAS, pursuant to a letter agreement dated as of October 16, 2016 (the “Prior Agreement”), Advisor has since October 16, 2016 provided services to Company (the “Prior Services”).

WHEREAS, in connection with the Prior Agreement, pursuant to a Restricted Stock Purchase Agreement dated as of October 16, 2016, the Company issued to Advisor 245,434 restricted shares of its common stock, par value $0.01, subject to vesting over a period of 36 months (the “Restricted Stock”).

WHEREAS, Company wishes to engage Advisor for services described in Exhibit A (the “New Services”) for the consideration described in Exhibit A.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Advisor and Company hereby agree as follows:

1.	Services: Company hereby retains Advisor as an independent advisor for services described in Exhibit A (the “Services”), and Advisor hereby agrees to provide such Services to Company on the terms and conditions set forth in this Agreement. Concurrently with the execution of this Agreement, the Prior Agreement is terminated, provided that it is understood by the parties that the Services shall constitute a continuation of the Prior Services for the purposes of establishing “continuous service” under terms of the Restricted Stock, which shall continue to vest in accordance with its terms.

2.	Compensation: Compensation for the Services shall be as described in Exhibit A.

3.	Independent Advisor: In furnishing the Services, Advisor and Company agree that Advisor will at all times be acting as an independent advisor of Company. As such, Advisor will not be an employee of Company and will not be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. Advisor understands that it is his responsibility to pay income taxes on the fees collected under this agreement in accordance with federal, state and local laws, and that no deductions or withholdings for taxes or contributions of any kind shall be made by Company.

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4.	No Authority. Advisor is not authorized to enter into any contract or commitment, extend any warranty or guarantee or to make representations or claims with respect to Company or its affiliates.

5.	Work Product: Except as specifically set forth in writing to the contrary, the result of the Services and any computer algorithms or code, specifications, plans, initiatives, creative, video or proposals completed by Advisor with respect to Company’s business shall be deemed work product for the benefit of Company and Company shall own such work product and be free to use, employ, execute, edit, implement any work product in the operations of Company’s business.

6.	Confidentiality: Advisor shall not disclose Confidential Information (as defined below) to others, or use for Advisor’s own benefit outside the strictures of this engagement, except as may be required by law. Advisor agrees that information, in whatever form (written, oral, computer-based, digital, or other), relating in any way to: inventions; trade secrets; processes; methods of processing and production; marketing strategies and tactics; business development plans; new club research; clients; suppliers; vendors; members; prospective members or customers; prices; or any other information related to the business of Company which Advisor may learn, invent, or develop during this engagement, shall at all times be considered confidential and proprietary, and shall remain the exclusive property of Company (the “Confidential Information”). This definition of Confidential Information does not include information that is rightfully and lawfully within the public domain. Advisor’s obligation in this respect shall be considered ongoing and shall continue after the cessation of this engagement with Company.

7.	Responsibilities of the Parties; Liability: The Advisor’s duties and responsibilities shall be limited to those specifically identified in this Agreement. Advisor provides no express or implied warranty for any Services performed by the Advisor. Company’s liability to Advisor is limited to the amount of fees for the services for the most recent month of service.

8.	Term: The term of this Agreement shall commence on the date first specified above, and shall continue until one party provides prior written notice of termination of at least ten (10) calendar days to the other party. In the event of termination, Company shall be responsible for any portion of compensation owed to the Advisor for any services rendered prior to the effective date of such termination.

9.	Entire Agreement/Modification/Waiver: This Agreement contains the entire and only agreement between the Advisor and Company respecting the subject matter hereof, and no modification, renewal, extension, waiver or termination of this Agreement or any of the provisions hereof shall be binding upon the Advisor or Company unless made in writing and signed by the Advisor and Company.

10.	Survival of Terms: This Agreement shall be binding upon each party. The obligations in Section 6 shall survive the termination of this Agreement for a period of one (1) year.

11.	Severability: If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected.

12.	Governing Law: This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California without regard to its principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year above.

By:	/s/ Ross Levinsohn
Ross Levinsohn

THEMAVEN, INC.

By:	/s/ James Heckman
Name:	James Heckman
Title:	CEO

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EXHIBIT A

(Services and Compensation)

The Primary Company Contact: James Heckman, CEO

Advisor agrees to provide these services:

1. Advisor shall advise and assist the Company with various matters as reasonably requested by the Chief Executive Officer of the Company or the Board of Directors of the Company from time to time; and

2.  Advising the Company with respect to the media and digital publishing industries and strategic transactions.

3. If requested, Advisor shall join the board of directors of Company.

Compensation for the Services will be:

Continuation of Vesting of Restricted Stock: The Restricted Stock shall continue to vest in accordance with its terms for so long as Advisor provides the Services hereunder.

Stock Options. As consideration for such Services, Company shall grant to Advisor, subject to approval of the board of directors of Company’s, an option to purchase up to 532,004 shares of Company’s Common Stock (the “Option”) for a per share price equal to the closing sale price of the Common Stock on the day of grant. The Option shall be subject to vesting (i) based on the achievement by the Company of stock price and liquidity targets and (ii) a concurrent 36-month vesting period with a 12-month cliff. The vesting shall cease immediately upon the termination of the Services for any reason.

Advisor acknowledges that at the time of the grant, the shares underlying the Option are not authorized and available for issuance, therefore the Options will be considered to be unfunded options. The Advisor agrees that no part of the Options may be exercised until Company has filed an amendment to its Certificate of Incorporation increasing its number of authorized shares of Common Stock to a sufficient number to permit the full exercise of the Option and all other Options of like tenor.

Advisor’s Contact Information Email: Phone: Address:

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